[Letterhead of Baum & Company]



                CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2005 to this amendment to the Registration Statement on Form SB-2/A dated July 29, 2005 and related prospectus of Pricester.com, Inc., a Nevada corporation, for the registration of common shares.







Baum & Company PA
Coral Springs, FL
July 29, 2005